Exhibit 99.1

FACET BIOTECH ANNOUNCES RESTRUCTURING AND PROVIDES ESTIMATE OF
2009 CASH UTILIZATION

— Company to present at the J.P. Morgan Healthcare Conference on January 15 —

Redwood City, CA, January 7, 2009 — Facet Biotech Corporation (Nasdaq: FACT) today announced that it will restructure to narrow its focus and significantly reduce its operating costs.  This follows the completion of a previously announced strategic business review. As a result of the cost-cutting measures, the company expects its 2009 cash utilization to be approximately $110 million.  This estimate includes the impact of restructuring and other one-time costs but excludes the receipt of potential collaboration milestone payments and costs related to potential in-licensing opportunities.  The company plans to provide more detailed 2009 financial guidance by the end of the first quarter.

“To ensure that our efforts are focused on projects and activities that will deliver the greatest value to stockholders, we have made some important decisions regarding our strategic direction and financial resources,” said Faheem Hasnain, president and chief executive officer.  “We are now better positioned to advance our existing pipeline programs in a disciplined manner and explore in-licensing opportunities to augment our pipeline.  With this strategic approach, and our more than $400 million initial capitalization and financial projections, we are confident that we can fund our currently planned business operations for approximately four years and advance and enhance our pipeline to demonstrate meaningful value over this period.”

As a result of the recent strategic review, Facet Biotech will reduce its workforce by approximately 80 positions which, together with previously announced reductions, will bring its workforce to a total of approximately 200 positions.  While the workforce reductions will take place across the organization, the company will maintain core competencies in the research, development and product operations areas in order to support its current pipeline of four clinical stage products, to advance its later stage preclinical assets, and to maximize the opportunities for its proprietary antibody engineering technologies.  Moving forward, the company intends to concentrate its research and development efforts on oncology drug candidates.

The company’s current clinical-stage programs consist of daclizumab for the treatment of multiple sclerosis, currently in a second phase 2 trial and for which the company has presented positive data from a placebo-controlled phase 2 clinical trial; volociximab, currently in phase 1/2 studies in ovarian and non-small cell lung cancer; elotuzumab, which is in three phase 1 studies in patients with multiple myeloma; and PDL192, which is in a phase 1 study in various solid tumors.  Facet Biotech is developing daclizumab and volociximab in collaboration with Biogen Idec Inc. and elotuzumab in collaboration with Bristol-Myers Squibb Company.

The approximately $110 million in anticipated cash utilization for 2009 assumes the company advances its four clinical stage products as well as certain preclinical programs, including PDL241, that are within 12-18 months of the potential filing of an investigational new drug application.  However, the estimate does not reflect the receipt of potential milestone payments associated with such program achievements or costs related to potential in-licensing opportunities.  The anticipated cash utilization also includes approximately $10 million in workforce-related restructuring costs and retention payments attributable solely to 2009.  Separately, the company continues to seek additional opportunities to reduce certain fixed costs, including by subleasing approximately 280,000 square feet of excess capacity at its headquarters site.  In addition, the company plans to consolidate its operations into one of the two leased buildings at its Redwood City headquarters.

Company to Webcast J.P. Morgan Healthcare Conference Presentation

Facet Biotech will present at the upcoming J.P. Morgan Healthcare Conference on Thursday, January 15, 2009 at 9:30 a.m. PT.  The presentation will be webcast and made available through the Facet Biotech website: www.facetbiotech.com.

Forward-looking Statements

This press release contains forward-looking statements, including regarding Facet Biotech’s (i) expected 2009 cash utilization, (ii) expectation that it will be able to fund its currently planned business operations for approximately four years and (iii) advancement of its drug development programs.  Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements.  Factors that may cause differences between current expectations and actual results include, but are not limited to, the following: (i) Facet Biotech’s ability to implement or realize expected operating expense reductions could be adversely impacted by changes in Facet Biotech’s development plans or timelines, unexpected litigation or other disputes and the occurrence of other unexpected events that could affect anticipated expenses; and (ii) the ability to meet research and development plans and objectives could be adversely impacted by failures in pre-clinical studies, Facet Biotech’s ability to effectively protect intellectual property, delays in clinical timelines of Facet Biotech’s development products, Facet Biotech’s ability to timely contract with clinical sites, enrollment rates in clinical trials, availability of clinical materials, or changes in the market due to alternative treatments or other actions by competitors.  Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of its Registration Statement on Form 10 filed with the SEC.  Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com.  Facet Biotech expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future.  All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of four clinical-stage products and leveraging its research and development capabilities to identify and develop new drugs.  Facet Biotech Corporation launched in December 2008 as a spin-off from PDL BioPharma, Inc.

Contact:

Jean Suzuki

Investor Relations

(650) 454-2648

jean.suzuki@facetbiotech.com